Exhibit 23.2

KPMG LLP 2755 Augustine Drive Suite 701 Santa Clara, CA 95054

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 14, 2025, with respect to the consolidated financial statements of Veeco Instruments Inc. and subsidiaries, and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Santa Clara, California
May 22, 2025

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.